EXHIBIT 23.3


INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

OutSource International, Inc. and Subsidiaries:

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-33443 of OutSource International, Inc. and Subsidiaries on Form S-1 of our report dated April 4, 1997 (October 21, 1997, as to the effects of the reverse stock split discussed in Note 10) on the consolidated financial statements of OutSource International, Inc. and Subsidiaries, appearing in the Prospectus, which is part of this Registration Statement, and to the references to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

Our audit of the consolidated financial statements referred to in our aforementioned report also included the consolidated financial statement schedule for the years ended December 31, 1995 and 1996 of OutSource International, Inc. and Subsidiaries, listed in Item 16(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


/s/ DELOITTE & TOUCHE LLP



Fort Lauderdale, Florida
October 21, 1997